UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 24, 2011

TETRA Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On January 25, 2011, TETRA Technologies, Inc. (the “Company”) issued a press release that it expects to release 2011 earnings guidance and a preliminary estimate of fourth quarter 2010 results on Friday, February 11, 2011, and will be hosting a conference call in connection therewith. A copy of the press release is furnished herewith as Exhibit 99.1.

The information set forth below under Item 2.06 regarding material impairments for the quarterly period ended December 31, 2010 is incorporated by reference into this Item 2.02.

Item 2.06. Material Impairments.

Lake Charles, Louisiana Calcium Chloride Plant

On January 24, 2011, the Company finalized its review of the expected future operating performance of its Lake Charles, Louisiana, liquid and pellet calcium chloride manufacturing plant in light of current and projected market and operating conditions. Due to the current market pricing for pellet calcium chloride and the uncertain supply of raw materials needed to operate the plant on economic terms, expected operating cash flows of the plant are insufficient to cover the plant’s carrying value. Demand for pellet calcium chloride produced at the Lake Charles plant has been negatively affected by market conditions, including offshore Gulf of Mexico oil and gas activity that has been negatively affected by recent regulatory delays and uncertainty following the April 2010 Macondo oil spill in the Gulf of Mexico. Accordingly, the Company expects to record an impairment for approximately $7 million of the plant’s carrying value during the fourth quarter of 2010. At this time, the Company expects that this impairment will not result in any future cash expenditures by the Company.

Dive Support Vessel

On January 24, 2011, the Company’s Offshore Services segment finalized its decision to divest the Epic Diver, a dynamically positioned dive support vessel owned by its Epic Diving & Marine Services subsidiary (Epic). Although the Epic Diver has performed significantly since it was acquired in 2006, the Company has determined that the vessel is no longer strategic to its plans to serve its markets going forward. This decision was influenced by the Company’s recent extension of its charter of the Adams Challenge, a modern dive service vessel that has been leased and utilized by Epic during the past year. At this time, the Company expects that this decision will result in an impairment of the net carrying value of the Epic Diver by an amount ranging from approximately $13.0 to $15.5 million, to be recorded during the fourth quarter of 2010. The Offshore Services segment has also identified certain additional, less significant, asset impairments as part of its normal quarterly closing process. None of these impairments will result in any future cash expenditures by the Company.

Oil and Gas Property Impairments

As part of its normal quarterly closing process, the Company’s Maritech subsidiary is completing its review of the asset retirement obligations associated with its offshore oil and gas properties. In addition, Maritech is also preparing its yearend reserve reports and reviewing its oil and gas properties for possible impairment. Due to a number of factors, Maritech expects to significantly increase its asset retirement obligations related to the future expenditures required to retire certain of its offshore oil and gas properties. At this time, the Company is unable to estimate the amount or range of amounts of the resulting impairments and other charges that will be recognized by Maritech, but expects that such impairments and other charges will be significant. The Company will fully describe and disclose the amount of these charges in its Annual Report on Form 10-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated January 25, 2011, issued by TETRA Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.
By:	/s/Stuart M. Brightman
Stuart M. Brightman
President & Chief Executive Officer
Date: January 25, 2011

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated January 25, 2011, issued by TETRA Technologies, Inc.